Proposal 1: Election of Directors.

Name	For Votes	Withheld Votes	Broker Non-Votes
Elizabeth W. Camp	118,813,097	692,387	14,755,515
Paul D. Donahue	118,745,126	759,232	14,755,515
Gary P. Fayard	118,782,247	723,237	14,755,515
Thomas C. Gallagher	116,116,767	3,388,717	14,755,515
P. Russel Hardin	116,466,784	3,037,573	14,755,515
John R. Holder	116,206,103	3,299,381	14,755,515
Donna W. Hyland	118,816,539	688,945	14,755,515
John D. Johns	113,840,194	5,665,290	14,755,515
Robert C. Loudermilk, Jr.	118,774,740	730,744	14,755,515
Wendy B. Needham	116,787,374	2,718,110	14,755,515
E. Jenner Wood III	116,240,298	3,265,186	14,755,515

Proposal 2: Advisory Vote on Executive Compensation.

The shareholders approved the compensation of the Company’s executive officers, including the Company’s compensation practices and principles and their implementation. The holders of 112,234,184 shares of Common Stock voted in favor of the proposal, holders of 6,792,598 shares voted against, holders of 478,502 shares abstained, and there were 14,755,515 broker non-votes.

Proposal 3: Ratification of Selection of Independent Auditors.

The shareholders ratified the selection of Ernst & Young LLP as independent auditors of the Company for 2018. The holders of 128,058,664 shares of Common Stock voted in favor of the ratification, holders of 6,023,954 shares voted against, holders of 178,382 shares abstained, and there were no broker non-votes.